RESCISSION AGREEMENT

     THIS RESCISSION AGREEMENT (the "Agreement") dated as of May 24, 2001 by and among Earthnetmedia.com, Inc., a Nevada corporation ("ENM"), having its principal place of business at 222 Amalfi Drive, Santa Monica, CA 90402 and Alie Chang, an individual, residing in Santa Monica, California and Felizian (Phil) Paul, an individual, residing in Santa Monica, California (Paul and Chang together referred to as "C&P") (ENM and C&P together referred to as the "Parties").

                                   WITNESSETH:

     WHEREAS, on June 5, 2000, the Parties entered into a Stock Purchase Agreement (the "SP Agreement") wherein ENM exchanged 2,000,000 shares of ENM stock for 2,000,000 shares of Pac Pacific Group International, Inc. which stock was owned equally by Ms. Chang and Mr. Paul, and,

     WHEREAS, C&P had been ill-advised to enter into the SP Agreement, and,

     WHEREAS, no action or inaction has occurred with the operations of ENM as a result of the consequences of the SP Agreement, and,

     WHEREAS, no consequences have occurred for C&P since their acquisition of the ENM shares, and,

     WHEREAS, all Parties to the SP Agreement wish to rescind, annul and cancel the SP agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is herein acknowledged by the Parties, the Parties agree as follows:

     1. The Parties rescind, annul and cancel the June 5, 2000 Stock Purchase Agreement to which all Parties of this Agreement were the sole participants in the June 5th Agreement.

     2. This Agreement may be amended or supplemented at any time by mutual agreement of ENM and C&P.

     3. This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than any documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities.

     4. None of the parties hereto may assign any of its rights or obliga-tions under this Agreement to any other person.

     5. This Agreement shall be governed by and construed in accordance with the laws of the State of California.


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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

EARTHNETMEDIA.COM, INC.

/s/  ALIE CHANG
     __________
By;  Alie Chang
Its:  President




ALIE CHANG

/s/  ALIE CHANG
     __________
     Alie Chang


FELIZIAN (PHIL) PAUL

/s/ FELIZIAN PAUL
    ____________________
    Felizian (Phil) Paul


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